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                                  July 13, 2000

Worldwide Sports and Recreation, Inc.      Worldwide Sports and Recreation, Inc.
c/o Wind Point Partners                    c/o Wind Point Partners
675 North Michigan Avenue                  One Towne Square
Suite 3300                                 Suite 780
Chicago, Illinois 60611                    Southfield, Michigan 48076
Attention:  Richard Kracum                 Attention:  Salam Chaudhary

               Re: Tender and Voting Agreement
                   ---------------------------
Gentlemen:

         Serengeti Eyewear, Inc., a New York corporation (the "Company"), Worldwide Sports and Recreation, Inc., a Delaware corporation (the "Purchaser"), and Sunshine Acquisition, Inc., a newly formed New York corporation and a wholly-owned subsidiary of the Purchaser ("Acquisition Sub"), intend to enter an Agreement and Plan of Merger, dated on or about July 13, 2000 (the "Merger Agreement"), pursuant to which, Acquisition Sub will make a cash tender offer for a purchase price of $3.95 per share (the "Offer") to acquire all of the issued and outstanding shares of common stock of the Company (the "Shares"). In order to induce the Purchaser to enter into the Agreement, the undersigned hereby agrees (a) to tender all of the Shares owned by the undersigned to Acquisition Sub pursuant to the Offer, (b) to vote the Shares owned by the undersigned in favor of the Offer, the Merger, the Merger Agreement and each of the transactions contemplated thereby at any meeting (whether special or annual, and whether or not adjourned) or by written action of stockholders of the Company, and (c) not to exercise any options or other rights to acquire any Shares prior to the Effective Time. Further, the undersigned hereby confirms his intention to recommend the Merger to the Company's stockholders, subject to the exercise of applicable fiduciary duties as determined by the undersigned in good faith after consultation with, and based upon the advice of, outside counsel.(1) Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Merger Agreement.

         In addition, the undersigned hereby irrevocably waives and releases any and all claims for or with respect to recapture or unearned incentive compensation payments and other bonuses that the undersigned may have against the Company, Purchaser or their respective officers, directors and affiliates.(2)

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(1) This sentence is not included in the Tender and Voting Agreement for the
Nevitt Family Trust.

(2) This paragraph is included only in the Tender and Voting Agreement for Michael Guccione.

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Worldwide Sports and Recreation, Inc.
July 13, 2000
Page 2


         The term of this letter agreement shall expire, and this letter agreement shall have no further force and effect, upon the first to occur of (i) the termination of the Merger Agreement, (ii) the closing of the Merger, or
(iii) August 18, 2000.


                                    Very truly yours,


                                    -------------------------
                                    [Authorized Signatory]


ACCEPTED AND AGREED:

Worldwide Sports and Recreation, Inc.


By:    _____________________________
Name:  _____________________________
Title: _____________________________